Exhibit 99.1

ArTara Therapeutics Completes Merger Transaction with Proteon Therapeutics

Shares of ArTara to commence trading on Nasdaq under new ticker symbol “TARA” effective January 10, 2020

Company completes previously announced equity financing of $42.5 million concurrently with the closing of the merger

Combined company will focus on developing treatments for Lymphatic Malformations and intestinal failure associated liver disease

NEW YORK, January 9, 2020 – ArTara Therapeutics, Inc. (Nasdaq: TARA) (“ArTara” or the “Company”), a clinical-stage company developing treatments for rare and specialty diseases with significant unmet needs, today announced the completion of the merger with Proteon Therapeutics, Inc. (“Proteon”) (Nasdaq: PRTO) and associated equity financing. The merged company will operate under the name ArTara Therapeutics, Inc., and its shares will commence trading on the Nasdaq Capital Market at the open of market trading on January 10, 2020, under the ticker symbol “TARA.”

“We believe that the closing of the merger signifies a transformative event that will provide ArTara with the opportunity to achieve its next level of corporate growth as we advance our pipeline of de-risked, unique solutions for rare and specialty diseases,” said Jesse Shefferman, chief executive officer of ArTara. “We look forward to achieving a number of exciting milestones in our development programs in the coming year.”

The combined company also closed an equity financing of approximately $42.5 million with a syndicate of healthcare dedicated investors. The net proceeds from this financing will fund development of ArTara’s lead assets, TARA-002 and intravenous (IV) choline chloride.

ArTara is focused on acquiring and modernizing high-potential, de-risked product candidates for rare and specialty diseases. The Company’s lead program, TARA-002, is a follow-on biologic of the innovator therapy OK-432, an inactivated Group A streptococcus bacterial preparation approved in Japan for the treatment of lymphangiomas, also known as Lymphatic Malformations or LM’s, along with several other specialty indications. ArTara plans to initially pursue development of TARA-002 for the treatment of LM’s which are rare, typically congenital, malformations of the lymphatic vasculature. TARA-002’s innovator therapy, OK-432, has been interrogated in dozens of additional indications through investigator-sponsored studies around the world and ArTara will conduct preliminary investigations into a number of these indications after advancing the LM’s program.

ArTara’s second asset, IV choline chloride, is a phospholipid substrate replacement therapy that has shown promising results in a Phase 2 study in intestinal failure associated liver disease (IFALD). ArTara’s IV choline chloride has also been granted orphan drug designation by the U.S. FDA.

The combined company will be led by Jesse Shefferman, its chief executive officer and will be headquartered in New York.

Following the closing of the merger and the financing, the previous Proteon stockholders will own approximately 10% of the combined company, while the previous ArTara security holders and new investors will own approximately 90% of the combined company (on a fully diluted basis).

H.C. Wainwright & Co. acted as financial advisor to Proteon for the merger, and Morgan, Lewis & Bockius LLP acted as legal counsel to Proteon. Ladenburg Thalmann & Co. Inc. acted as financial advisor to ArTara, and Cooley LLP acted as legal counsel to ArTara.

About ArTara Therapeutics, Inc.

ArTara is focused on identifying and optimizing product candidates for patients suffering from rare and specialty diseases where there is a significant unmet need. ArTara’s current development programs focus on the treatment of rare diseases in structural and connective tissues, as well as rare hepatology/gastrointestinal and metabolic disorders. The Company’s lead program, TARA-002, is being developed for the treatment of lymphatic malformations. ArTara’s second program, IV choline chloride, is a phospholipid substrate replacement therapy in development for the treatment of IFALD. For more information, visit https://artaratx.com/for-investors/.

Forward-Looking Statements

This communication contains “forward-looking” statements, including, without limitation, statements related to the anticipated benefits of the transactions contemplated by the merger and the financing and the related transactions, the anticipated benefits of the sale of $42.5 million of ArTara’s common stock to certain stockholders, the anticipated trading of the combined company’s stock on the Nasdaq Capital Market, and statements related to ArTara’s development programs. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon ArTara’s current expectations. Forward-looking statements involve risks and uncertainties. ArTara’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, related to ArTara’s ability to successfully integrate the operations of Proteon and ArTara and achieve the potential benefits of the merger; the Company’s ability to advance its preclinical programs and the uncertain and time-consuming regulatory approval process. Additional risks and uncertainties relating to ArTara and its business can be found under the caption “Risk Factors – Risks Related to ArTara” in Proteon’s Registration Statement on Form S-4 initially filed with the SEC on November 7, 2019, as amended. ArTara expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in ArTara’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

CONTACTS

Media Contact

Karen O’Shea, Ph.D.

LifeSci Public Relations

koshea@lifescipublicrelations.com

929-469-3860